UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2016

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On August 18, 2016, Capella Education Company (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with AU Bidco Limited (the “Buyer”) for the sale of 100% of the share capital of the Company’s wholly owned subsidiary, Arden University Limited (“Arden University”). Arden University, formerly known as Resource Development International Limited, is a specialist online provider of United Kingdom (UK) university distance learning qualifications, offering more than 50 undergraduate and post-graduate degrees to UK and international students. AU Bidco is a company formed by Global University Systems, an international network of higher education institutions headquartered in Amsterdam.

The closing of the sale of Arden University occurred on August 18, 2016 upon execution of the Agreement. The sale price was £15,000,000, of which £11,500,000 was paid in cash at closing, with an additional £1,000,000 to be paid November 15, 2016, and the remaining amount of £2,500,000 plus accrued interest at 7.5% to be paid on February 28, 2017. The Agreement contains customary representations, warranties, and covenants. DC Advisory acted as exclusive financial advisor to Capella Education Company in connection with the sale process and transaction.

As previously announced by the Company, the assets and liabilities of Arden University were considered by the Company to be held for sale as of February 8, 2016, and beginning in the first quarter of 2016, the Company presented Arden University as a discontinued operation.

The information in this report is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: August 19, 2016	By	/s/ Renee L. Jackson
Renee L. Jackson
Vice President and General Counsel